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                                                                   EXHIBIT 10(4)

                               AMENDMENT NO. 1 TO
                              EMPLOYMENT AGREEMENT


         This Amendment No. 1 (this "Amendment") is entered into as of the 20th day of February, 1997, by and between CAPSURE HOLDINGS CORP., a Delaware corporation ("Capsure"), and MARY JANE ROBERTSON, an individual (the "Employee").


                               W I T N E S S E T H


         WHEREAS, Capsure and the Employee are parties to that certain Employment Agreement entered into as of September 30, 1995 (the "Employment Agreement");


         WHEREAS, Capsure and the Employee have agreed to amend the Employment Agreement as provided herein;


         NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the parties agree as follows:


         1. Capsure and the Employee hereby agree that Article Seven, Section A shall be deleted in its entirety and amended to read as follows:


                  "A. Compensation: A payment, payable in cash or by bank check or by wire transfer to the Employee's bank account, within 30 days after the effective date of such termination, equal to two times the Employee's "Annual Cash Compensation". "Annual Cash Compensation" as used herein shall mean the total cash compensation paid to the Employee during the last full calendar year, as would be required to be disclosed in Item 11 of Capsure's Annual Report on Form 10-K pursuant to the Securities Exchange Act of 1934 and the rules and regulations thereunder, as in effect on the date hereof, whether or not Capsure is then subject to such reporting requirements (including amounts not required to be disclosed on the basis of immateriality, but excluding amounts paid pursuant to pension, retirement or stock option or stock incentive plans and excluding amounts paid to the Employee in consideration of Employee's execution and delivery of any non-competition or similar agreements and further excluding amounts paid to the Employee as a transaction bonus with respect to the negotiation or consummation of any transaction involving Capsure or its subsidiaries). Notwithstanding the foregoing, Capsure and the Employee agree that this lump sum payment, payable after termination of the Employee by Capsure as described above, or payable in the event of termination by the Employee for good reason (as hereinbefore defined), shall be paid to the Employee as liquidated damages in lieu of all obligations of Capsure to the Employee hereunder (other than the other obligations of Capsure to the Employee specifically set forth in Article Seven) and any other liability of Capsure to the Employee, including damage to his reputation, and that such an amount constitutes a realistic and reasonable valuation of the damages."



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         2. Except as amended herein, the Employment Agreement remains in full force and effect.



         IN WITNESS WHEREOF, the parties have executed this New Agreement effective February 20 , 1997.



"Capsure"                                       "The Employee"
Capsure Holdings Corp.                           Mary Jane Robertson



By:   /s/ Rod Dammeyer                           By:     /s/ Mary Jane Robertson
   ------------------------------------            ------------------------------------
Its:  Compensation Committee Chair                           Mary Jane Robertson


dated this 20th day of February, 1997            dated this 10th day of February, 1997
at Chicago, Illinois                             at Atlanta, Georgia


Witness: /s/ Kelly L. Stonebraker                Witness: /s/ Victoria E. Hicks
        -------------------------------                  -------------------------------



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